Exhibit 99.1

Palomar Holdings, Inc. Reports Third Quarter 2020 Results

La Jolla, CA, November 10, 2020 – Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or the “Company”) reported a net loss of $15.7 million, or $0.62 per diluted share, for the third quarter of 2020 compared to net income of $7.5 million, or $0.31 per diluted share, for the third quarter of 2019.

Third Quarter 2020 Highlights

●	Gross written premiums increased by 55.4% to $103.0 million compared to $66.2 million in the third quarter of 2019
●	Net loss was $15.7 million, or $0.62 per diluted share, compared to net income of $7.5 million, or $0.31 per diluted share, in the third quarter of 2019
●	Adjusted net income excluding catastrophe losses(1) was $13.7 million, compared to $9.6 million in the third quarter of 2019
●	Total loss ratio of 97.7% compared to 8.8% in the third quarter of 2019
●	Catastrophe loss ratio of 86.9%(1) compared to zero percent in the third quarter of 2019
●	Combined ratio of 157.1% compared to 73.4% in the third quarter of 2019
●	Adjusted combined ratio excluding catastrophe losses(1) of 68.9%, compared to 63.6% in the third quarter of 2019
●	Annualized return on equity of (17.0)%, compared to 14.6% in the third quarter of 2019

(1)	See discussion below of “Non-GAAP and Key Performance Indicators”

Mac Armstrong, Chairman and Chief Executive Officer, commented, “The third quarter demonstrated the sustained execution of Palomar’s strategic plan while also serving as a test of our analytically driven underwriting and risk management frameworks due to the impact from several damaging hurricanes that made landfall in areas of our exposure. Our third quarter results were highlighted by a 55.4%, year-over-year increase in gross written premiums, as we experienced meaningful growth across all of our product lines, most notably commercial earthquake and inland marine. We launched our newly established surplus lines subsidiary, Palomar Excess and Surplus Insurance Company (“PESIC”) in August. PESIC bound policies across several existing lines of business during the quarter and will enable Palomar to expand our lines of business and geographic footprint in an expedient fashion. We believe PESIC enhances our ability to pursue profitable growth and respond favorably to the continuing hardening rate environment. Finally, we executed several notable partnerships across multiple lines of business and maintained our commitment to building a world class team and organization centered around strong and enduring values.”

Mr. Armstrong continued, “Our country experienced an unusual frequency of severe weather-related events during the quarter, from the Midwest derecho to an unprecedented windstorm season to the devastating wildfires in our home state of California. Palomar and our policyholders were impacted by the spate of hurricanes that made landfall in the United States including Hurricanes Hanna, Isaias, Laura, Sally, and Beta. I am very proud of our team’s rapid response as we worked to help our policyholders and their communities recover from these damaging events. These events also afford Palomar the opportunity to learn from this wind season and apply the data we have gathered to improve our underwriting, analytics and risk transfer strategy and, moreover, to ensure predictable earnings long-term.”

Underwriting Results

Gross written premiums increased 55.4% to $103.0 million compared to $66.2 million in the third quarter of 2019, while net earned premiums increased 51.9% compared to the prior year’s third quarter. Losses and loss adjustment expenses for the third quarter were $41.1 million including $36.5 million of catastrophe losses and $4.6 million of non-catastrophe attritional losses. The loss ratio for the quarter was 97.7%, comprised of a catastrophe loss ratio of 86.9%(1) and an attritional loss ratio of 10.8%, compared to a loss ratio of 8.8%, comprised entirely of attritional losses, during the same period last year. The third quarter results include $0.3 million of unfavorable prior year development.  Underwriting loss(1) was $24.0 million resulting in a combined ratio of 157.1% compared to underwriting income of $7.4 million and a combined ratio of 73.4% during the same period last year. The third quarter of 2020 results include certain expenses related to stock-based compensation and catastrophe losses. The third quarter of 2019 results include certain expenses related to a secondary offering and one-time incentive cash bonuses and stock-based compensation. Without these items, the Company’s adjusted combined ratio excluding catastrophe losses(1) was 68.9% in the third quarter compared to 63.6% during the same period last year. The Company had a net loss of $15.7 million in the third quarter compared to net income of $7.5 million during the same period last year. The Company had adjusted net income excluding catastrophe losses(1) of $13.7 million in the third quarter, compared to $9.6 million during the same period last year.

(1)	See discussion below of “Non-GAAP and Key Performance Indicators”

Investment Results

Net investment income increased by 23.7% to $2.1 million compared to $1.7 million in the prior year’s third quarter. The year-over-year increase was primarily due to a higher average balance of investments held during the three months ended September 30, 2020 due primarily to cash generated from operations as well as proceeds from the Company’s January and June 2020 stock offerings. Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, and municipal and corporate bonds with an average credit quality of "A1/A+." The Company’s fixed income investment portfolio had a book yield of 2.33% as of September 30, 2020. Cash and invested assets totaled $450.0 million at September 30, 2020. During the third quarter, the Company recognized realized and unrealized gains of $0.02 million related to its investment portfolio compared to $0.4 million in last year’s third quarter.

Tax Rate

The effective tax rate for the three months ended September 30, 2020 was 28.2% compared to 21.1% for the three months ended September 30, 2019. For the current quarter, company’s income tax rate differed from the statutory rate due to the tax impact of the permanent component of employee stock option exercises.

Stockholders’ Equity and Returns

Stockholders' equity was $361.9 million at September 30, 2020, compared to $218.6 million at December 31, 2019. For the three months ended September 30, 2020, the Company’s annualized return on equity was (17.0)% compared to 14.6% for the same period last year.

Full Year 2020 Outlook

For the full year 2020, the Company updated its previous full year 2020 guidance of adjusted net income of $50.5 to $53.0 million, to adjusted net income of $51.0 to $52.0 million excluding catastrophe losses, equating to a growth rate of 35% to 37% compared to the full year 2019.

The Company will discuss this guidance and provide additional information related to the impact of COVID-19 on its upcoming earnings call on November 11, 2020.

Conference Call

As previously announced, Palomar will host a conference call November 11, 2020, to discuss its third quarter 2020 results at 12:00 p.m. (Eastern Time). The conference call can be accessed by dialing 1-877-423-9813 (domestic) or 1-201-689-8573 (international) and asking for the Palomar Third Quarter 2020 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13711590. The telephonic replay will be available until 11:59 pm (Eastern Time) on November 18, 2020.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.palomarspecialty.com/. The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of  subsidiaries Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company. Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients. Palomar’s underwriting and analytical expertise allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, wind and flood insurance. Palomar’s principal insurance subsidiary, Palomar Specialty Insurance Company, is an admitted carrier in 31 states and has an A.M. Best financial strength rating of “A-” (Excellent).

Non-GAAP and Key Performance Indicators

Palomar discusses certain key financial and operating metrics, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

Underwriting revenue is a non-GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of total revenue calculated in accordance with GAAP to underwriting revenue.

Underwriting income is a non-GAAP financial measure defined as income before income taxes excluding net investment income, net realized and unrealized gains and losses on investments and interest expense. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of income before income taxes calculated in accordance with GAAP to underwriting income.

Adjusted net income (loss) is a non-GAAP financial measure defined as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Palomar calculates the tax impact only on adjustments which would be included in calculating the Company’s income tax expense using the estimated tax rate at which the company received a deduction for these adjustments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net income calculated in accordance with GAAP to adjusted net income (loss).

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non-GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of return on equity calculated using unadjusted GAAP numbers to adjusted return on equity.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of acquisition and other underwriting expenses, net of commission and other income to net earned premiums.

Combined ratio is defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted combined ratio is a non-GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio.

Diluted adjusted earnings per share is a non-GAAP financial measure defined as adjusted net income (loss) divided by the weighted-average common shares outstanding for the period, reflecting the dilution which could occur if equity-based awards are converted into common share equivalents as calculated using the treasury stock method. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of diluted earnings per share calculated in accordance with GAAP to diluted adjusted earnings per share.

Catastrophe loss ratio is a non-GAAP financial measure defined as the ratio of catastrophe losses to net earned premiums. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of loss ratio calculated using unadjusted GAAP numbers to catastrophe loss ratio.

Adjusted combined ratio excluding catastrophe losses is a non-GAAP financial measure defined as adjusted combined ratio excluding the impact of catastrophe losses.  See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio excluding catastrophe losses.

Adjusted net income excluding catastrophe losses is a non-GAAP financial measure defined as adjusted net income excluding catastrophe losses, net of tax impact. We calculate the tax impact using the estimated tax rate at which the company received a deduction for these adjustments.  See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of income before income taxes calculated in accordance with GAAP to adjusted net income excluding catastrophe losses.

Tangible stockholders’ equity is a non-GAAP financial measure defined as stockholders’ equity less intangible assets. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of stockholders’ equity calculated in accordance with GAAP to tangible stockholders’ equity.

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events. competitive conditions, and the impact of COVID-19 and related economic conditions, including the Company's assessment of the vulnerability of certain categories of investments to the economic disruptions associated with COVID-19 and legislative or regulatory developments affecting the insurance industry. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations

1-619-771-1743

investors@palomarspecialty.com

Source: Palomar Holdings, Inc.

Summary of Operating Results

The following table summarizes the Company’s results for the three months ended September 30, 2020 and 2019:

	Three months ended
	September 30,
	2020	2019	Change	% Change

	($ in thousands, except per share data)
Revenue:
Gross written premiums	$102,967	66,242	$36,725	55.4%
Ceded written premiums	(41,570)	(28,060)	(13,510)	48.1%
Net written premiums	61,397	38,182	23,215	60.8%
Net earned premiums	42,020	27,662	14,358	51.9%
Commission and other income	816	709	107	15.1%
Total underwriting revenue (1)	42,836	28,371	14,465	51.0%
Losses and loss adjustment expenses	41,060	2,439	38,621	1,583.5%
Acquisition expenses	17,976	10,243	7,733	75.5%
Other underwriting expenses	7,805	8,330	(525)	(6.3)%
Underwriting income (loss) (1)	(24,005)	7,359	(31,364)	(426.2)%
Net investment income	2,138	1,729	409	23.7%
Net realized and unrealized gains on investments	24	361	(337)	(93.4)%
Income before income taxes	(21,843)	9,449	(31,292)	(331.2)%
Income tax expense (benefit)	(6,158)	1,995	(8,153)	(408.7)%
Net income (loss)	$(15,685)	$7,454	$(23,139)	(310.4)%
Adjustments:
Expenses associated with IPO, tax restructuring, secondary offerings, and one-time incentive cash bonuses	—	2,289	(2,289)	NM
Stock-based compensation expense	551	410	141	NM
Tax impact	(101)	(570)	469	NM
Adjusted net income (loss) (1)	$(15,235)	$9,583	$(24,818)	(259.0)%
Key Financial and Operating Metrics
Annualized return on equity	(17.0)%	14.6%
Annualized adjusted return on equity (1)	(16.5)%	18.8%
Loss ratio	97.7%	8.8%
Expense ratio	59.4%	64.6%
Combined ratio	157.1%	73.4%
Adjusted combined ratio (1)	155.8%	63.6%
Diluted earnings per share	$(0.62)	$0.31
Diluted adjusted earnings per share (1)	$(0.60)	$0.40
Catastrophe losses (2)	$36,512	$—
Catastrophe loss ratio (1)	86.9%	—%
Adjusted combined ratio excluding catastrophe losses (1)	68.9%	63.6%
Adjusted net income excluding catastrophe losses (1) (2)	$13,672	$9,583
NM- not meaningful

(1)	Indicates non-GAAP financial measure; see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP.
(2)	Catastrophe losses above are shown before their tax impact. Adjusted net income excluding catastrophe losses excludes catastrophe losses net of the estimated tax effect on them.

The following table summarizes the Company’s results for the nine months ended September 30, 2020 and 2019:

	Nine months ended
	September 30,
	2020	2019	Change	% Change

	($ in thousands, except per share data)
Revenue:
Gross written premiums	$258,268	$178,619	$79,649	44.6%
Ceded written premiums	(101,264)	(78,797)	(22,467)	28.5%
Net written premiums	157,004	99,822	57,182	57.3%
Net earned premiums	116,145	69,220	46,925	67.8%
Commission and other income	2,492	2,017	475	23.5%
Total underwriting revenue (1)	118,637	71,237	47,400	66.5%
Losses and loss adjustment expenses	46,901	3,398	43,503	1,280.3%
Acquisition expenses	45,909	26,189	19,720	75.3%
Other underwriting expenses	24,732	44,348	(19,616)	(44.2)%
Underwriting income (loss) (1)	1,095	(2,698)	3,793	(140.6)%
Interest expense	—	(1,068)	1,068	(100.0)%
Net investment income	6,287	4,172	2,115	50.7%
Net realized and unrealized gains on investments	1,243	3,265	(2,022)	(61.9)%
Income before income taxes	8,625	3,671	4,954	134.9%
Income tax expense	523	3,929	(3,406)	(86.7)%
Net income (loss)	$8,102	$(258)	$8,360	(3,240.3)%
Adjustments:
Expenses associated with IPO, tax restructuring, secondary offerings, and one-time incentive cash bonuses	708	2,699	(1,991)	NM
Stock-based compensation expense	1,457	23,677	(22,220)	NM
Expenses associated with retirement of debt	—	1,297	(1,297)	NM
Expenses associated with catastrophe bond	399	—	399	NM
Tax impact	(534)	(994)	460	NM
Adjusted net income (1)	$10,132	$26,421	$(16,289)	(61.7)%
Key Financial and Operating Metrics
Annualized return on equity	3.7%	(0.2)%
Annualized adjusted return on equity (1)	4.7%	23.1%
Loss ratio	40.4%	4.9%
Expense ratio	58.7%	99.0%
Combined ratio	99.1%	103.9%
Adjusted combined ratio (1)	96.8%	64.5%
Diluted earnings per share	$0.32	$(0.01)
Diluted adjusted earnings per share (1)	$0.40	$1.27
Catastrophe losses (2)	$36,512	$—
Catastrophe loss ratio (1)	31.4%	—%
Adjusted combined ratio excluding catastrophe losses (1)	65.4%	64.5%
Adjusted net income excluding catastrophe losses (1) (2)	$39,039	$26,421
NM- not meaningful

(1)	Indicates non-GAAP financial measure; see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP.
(2)	Catastrophe losses above are shown before their tax impact. Adjusted net income excluding catastrophe losses excludes catastrophe losses net of the estimated tax effect on them.

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except shares and par value data)

	September 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $377,658 in 2020; $211,278 in 2019)	$390,811	$217,151
Equity securities, at fair value (cost: $43,071 in 2020; $21,336 in 2019)	45,037	22,328
Total investments	435,848	239,479
Cash and cash equivalents	14,033	33,119
Restricted cash	163	230
Accrued investment income	2,366	1,386
Premium receivable	48,117	36,237
Deferred policy acquisition costs	34,584	25,201
Reinsurance recoverable on unpaid losses and loss adjustment expenses	92,537	12,952
Reinsurance recoverable on paid losses and loss adjustment expenses	10,497	4,303
Ceded unearned premiums	28,461	26,105
Prepaid expenses and other assets	31,656	14,861
Property and equipment, net	753	845
Intangible assets	744	744
Total assets	$699,759	$395,462
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$13,226	$13,555
Reserve for losses and loss adjustment expenses	132,077	16,821
Unearned premiums	173,587	130,373
Ceded premium payable	11,685	11,383
Funds held under reinsurance treaty	3,061	1,658
Income and excise taxes payable	—	1,117
Deferred tax liabilities, net	4,228	1,999
Total liabilities	337,864	176,906
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized as of September 30, 2020 and December 31, 2019, respectively, 0 shares issued and outstanding as of September 30, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 25,518,957 and 23,468,750 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	3	2
Additional paid-in capital	309,496	180,012
Accumulated other comprehensive income	10,438	4,686
Retained earnings	41,958	33,856
Total stockholders' equity	361,895	218,556
Total liabilities and stockholders' equity	$699,759	$395,462

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Gross written premiums	$102,967	$66,242	$258,268	$178,619
Ceded written premiums	(41,570)	(28,060)	(101,264)	(78,797)
Net written premiums	61,397	38,182	157,004	99,822
Change in unearned premiums	(19,377)	(10,520)	(40,859)	(30,602)
Net earned premiums	42,020	27,662	116,145	69,220
Net investment income	2,138	1,729	6,287	4,172
Net realized and unrealized gains on investments	24	361	1,243	3,265
Commission and other income	816	709	2,492	2,017
Total revenues	44,998	30,461	126,167	78,674
Expenses:
Losses and loss adjustment expenses	41,060	2,439	46,901	3,398
Acquisition expenses	17,976	10,243	45,909	26,189
Other underwriting expenses (includes stock-based compensation of $551 and $410 for the three months ended September 30, 2020 and 2019, respectively and $1,457 and $23,677 for the nine months ended September 30, 2020 and 2019, respectively)	7,805	8,330	24,732	44,348
Interest expense	—	—	—	1,068
Total expenses	66,841	21,012	117,542	75,003
Income (loss) before income taxes	(21,843)	9,449	8,625	3,671
Income tax expense (benefit)	(6,158)	1,995	523	3,929
Net income (loss)	(15,685)	7,454	8,102	(258)
Other comprehensive income, net:
Net unrealized gains on securities available for sale for the three and nine months ended September 30, 2020 and 2019, respectively	909	974	5,752	6,459
Net comprehensive income (loss)	$(14,776)	$8,428	$13,854	$6,201
Per Share Data:
Basic earnings per share	$(0.62)	$0.32	$0.33	$(0.01)
Diluted earnings per share	$(0.62)	$0.31	$0.32	$(0.01)

Weighted-average common shares outstanding:
Basic	25,492,274	23,468,750	24,654,722	20,838,599
Diluted	25,492,274	23,885,137	25,384,518	20,838,599

Underwriting Segment Data

The Company has a single reportable segment and offers primarily earthquake, wind, and flood insurance products. Gross written premiums (GWP) by product and location are presented below:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019

	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
Product
Residential Earthquake	$40,507	39.3%	$35,711	53.9%	$103,503	40.1%	$95,005	53.2%
Commercial Earthquake	18,061	17.5%	8,402	12.7%	40,727	15.8%	23,020	12.9%
Specialty Homeowners	17,048	16.6%	8,572	12.9%	38,461	14.9%	24,994	14.0%
Commercial All Risk	12,467	12.1%	7,077	10.7%	39,765	15.4%	21,929	12.3%
Inland Marine	4,406	4.3%	1,060	1.6%	9,747	3.8%	1,294	0.7%
Hawaii Hurricane	4,360	4.2%	3,299	5.0%	10,296	4.0%	8,048	4.5%
Residential Flood	2,170	2.1%	1,450	2.2%	5,728	2.2%	3,494	2.0%
Other	3,948	3.9%	671	1.0%	10,041	3.8%	835	0.4%
Total Gross Written Premiums	$102,967	100.0%	$66,242	100.0%	$258,268	100.0%	$178,619	100.0%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019

	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
State
California	$52,960	51.4%	$36,789	55.5%	$124,131	48.1%	$99,543	55.7%
Texas	20,460	19.9%	11,239	17.0%	55,047	21.3%	32,678	18.3%
Hawaii	5,097	5.0%	3,675	5.5%	11,990	4.6%	8,688	4.9%
Washington	4,340	4.2%	2,910	4.4%	10,002	3.9%	6,430	3.6%
South Carolina	2,089	2.0%	1,258	1.9%	7,203	2.8%	4,614	2.5%
North Carolina	2,839	2.8%	967	1.5%	7,131	2.8%	2,654	1.5%
Oregon	2,912	2.8%	2,153	3.3%	7,298	2.8%	5,279	3.0%
Mississippi	2,173	2.1%	1,315	2.0%	5,628	2.2%	3,383	1.9%
Other	10,097	9.8%	5,936	8.9%	29,838	11.5%	15,350	8.6%
Total Gross Written Premiums	$102,967	100.0%	$66,242	100.0%	$258,268	100.0%	$178,619	100.0%

Gross and net earned premiums

The table below shows the amount of premiums the Company earned on a gross and net basis and the Company’s net earned premiums as a percentage of gross earned premiums for each period presented:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2020	2019	Change	% Change	2020	2019	Change	% Change

	($ in thousands)				($ in thousands)
Gross earned premiums	$79,428	$53,453	$25,975	48.6%	$215,266	$141,554	$73,712	52.1%
Ceded earned premiums	(37,408)	(25,791)	(11,617)	45.0%	(99,120)	(72,334)	(26,786)	37.0%
Net earned premiums	$42,020	$27,662	$14,358	51.9%	$116,146	$69,220	$46,926	67.8%

Net earned premium ratio	52.9%	51.8%			54.0%	48.9%

Loss detail

The following table represents a reconciliation of changes in the ending reserve balances for losses and loss adjustment expenses:

	Three months ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Reserve for losses and loss adjustment expenses net of reinsurance recoverables at beginning of period	$7,087	$1,428	$3,869	$4,165
Add: Incurred losses and loss adjustment expenses, net of reinsurance, related to:
Current year	40,803	2,647	46,867	3,660
Prior years	257	(208)	34	(262)
Total incurred	41,060	2,439	46,901	3,398
Deduct: Loss and loss adjustment expense payments, net of reinsurance, related to:
Current year	8,232	641	9,754	1,044
Prior years	375	312	1,476	3,605
Total payments	8,607	953	11,230	4,649
Reserve for losses and loss adjustment expense net of reinsurance recoverables at end of period	39,540	2,914	39,540	2,914
Add: Reinsurance recoverables on unpaid losses and loss adjustment expenses at end of period	92,537	14,052	92,537	14,052
Reserve for losses and loss adjustment expenses gross of reinsurance recoverables on unpaid losses and loss adjustment expenses at end of period	$132,077	$16,966	$132,077	$16,966

Reconciliation of Non-GAAP Financial Measures

For the three and nine months ended September 30, 2020 and 2019, the Non-GAAP financial measures discussed above reconcile to their most comparable GAAP measures as follows:

Underwriting revenue

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Total revenue	$44,998	$30,461	$126,167	$78,674
Net investment income	(2,138)	(1,729)	(6,287)	(4,172)
Net realized and unrealized gains on investments	(24)	(361)	(1,243)	(3,265)
Underwriting revenue	$42,836	$28,371	$118,637	$71,237

Underwriting income (loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Income (loss) before income taxes	$(21,843)	$9,449	$8,625	$3,671
Net investment income	(2,138)	(1,729)	(6,287)	(4,172)
Net realized and unrealized gains on investments	(24)	(361)	(1,243)	(3,265)
Interest expense	—	—	—	1,068
Underwriting income (loss)	$(24,005)	$7,359	$1,095	$(2,698)

Adjusted net income (loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Net income (loss)	$(15,685)	$7,454	$8,102	$(258)
Adjustments:
Expenses associated with IPO, tax restructuring, secondary offerings, and one-time incentive cash bonuses	—	2,289	708	2,699
Stock-based compensation expense	551	410	1,457	23,677
Expenses associated with retirement of debt	—	—	—	1,297
Expenses associated with catastrophe bond	—	—	399	—
Tax impact	(101)	(570)	(534)	(994)
Adjusted net income (loss)	$(15,235)	$9,583	$10,132	$26,421

Annualized adjusted return on equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	($ in thousands)		($ in thousands)

Annualized adjusted net income (loss)	$(60,940)	$38,332	$13,509	$35,228
Average stockholders' equity	$368,568	$204,049	$290,225	$152,377
Annualized adjusted return on equity	(16.5)%	18.8%	4.7%	23.1%

Adjusted combined ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	($ in thousands)		($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$66,025	$20,303	$115,050	$71,918
Denominator: Net earned premiums	$42,020	$27,662	$116,145	$69,220
Combined ratio	157.1%	73.4%	99.1%	103.9%
Adjustments to numerator:
Expenses associated with IPO, tax restructuring, secondary offerings, and one-time incentive cash bonuses	$—	$(2,289)	$(708)	$(2,699)
Stock-based compensation expense	(551)	(410)	(1,457)	(23,677)
Portion of expenses associated with retirement of debt classified as other underwriting expenses	—	—	—	(897)
Expenses associated with catastrophe bond	—	—	(399)	—
Adjusted combined ratio	155.8%	63.6%	96.8%	64.5%

Diluted adjusted earnings per share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	(in thousands, except per share data)		(in thousands, except per share data)

Adjusted net income (loss)	$(15,235)	$9,583	$10,132	$26,421
Weighted-average common shares outstanding, diluted (1)	$25,492,274	23,885,137	25,384,518	21,035,340
Diluted adjusted earnings per share	$(0.60)	$0.40	$0.40	$1.26

(1)	For the nine months ended September 30, 2019, we had a net loss on a GAAP basis. Therefore, common share equivalents were not included in the denominator for calculating GAAP net loss per share as doing so would be anti-dilutive. The common share equivalents are included in the above denominator as we had adjusted net income during that period.

Catastrophe loss ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	($ in thousands)		($ in thousands)
Numerator: Losses and loss adjustment expenses	$41,060	$2,439	$46,901	$3,398
Denominator: Net earned premiums	$42,020	$27,662	$116,145	$69,220
Loss ratio	97.7%	8.8%	40.4%	4.9%

Numerator: Catastrophe losses	$36,512	$—	$36,512	$—
Denominator: Net earned premiums	$42,020	$27,662	$116,145	$69,220
Catastrophe loss ratio	86.9%	0.0%	31.4%	0.0%

Adjusted combined ratio excluding catastrophe losses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	($ in thousands)		($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$66,025	$20,303	$115,050	$71,918
Denominator: Net earned premiums	$42,020	$27,662	$116,145	$69,220
Combined ratio	157.1%	73.4%	99.1%	103.9%
Adjustments to numerator:
Expenses associated with IPO, tax restructuring, secondary offerings, and one-time incentive cash bonuses	$—	$(2,289)	$(708)	$(2,699)
Stock-based compensation expense	(551)	(410)	(1,457)	(23,677)
Portion of expenses associated with retirement of debt classified as other underwriting expenses	—	—	—	(897)
Expenses associated with catastrophe bond	—	—	(399)	—
Catastrophe losses	(36,512)	—	(36,512)	—
Adjusted combined ratio excluding catastrophe losses	68.9%	63.6%	65.4%	64.5%

Adjusted net income excluding catastrophe losses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Net income (loss)	$(15,685)	$7,454	$8,102	$(258)
Adjustments:
Expenses associated with IPO, tax restructuring, secondary offerings, and one-time incentive cash bonuses	—	2,289	708	2,699
Stock-based compensation expense	551	410	1,457	23,677
Expenses associated with retirement of debt	—	—	—	1,297
Expenses associated with catastrophe bond	—	—	399	—
Catastrophe losses	36,512	—	36,512	—
Tax impact	(7,706)	(570)	(8,139)	(994)
Adjusted net income excluding catastrophe losses	$13,672	$9,583	$39,039	$26,421

Tangible Stockholders’ equity

	September 30,	December 31,
	2020	2019

	(in thousands)
Stockholders' equity	$361,895	$218,556
Intangible assets	(744)	(744)
Tangible stockholders' equity	$361,151	$217,812